Exhibit 99.1
February 14, 2008
Mr. Larry H. Keener
Chairman & Chief Executive Officer
Palm Harbor Homes, Inc.
15303 Dallas Parkway, Suite 800
Addison, TX 75001
Dear Larry,
It is with regret that I inform you of my decision to resign as a member of the Board of Directors of Palm Harbor Homes, Inc. My decision is based largely upon the increased travel and time demands of my responsibilities at The Staubach Company.
I have enjoyed my tenure over the last 2 years and greatly value the interaction with my fellow board members and especially with you and Kelly Tacke. The company is operated with integrity based upon a set of values to which I adhere and admire.
Thank you for the opportunity to serve on the Board; should my travel and schedule demands decrease I would be honored to be considered for future service to the company.

Best regards,
/s/ Elysia Holt Ragusa
Elysia Holt Ragusa

cc: Ms. Kelly Tacke

15601 Dallas Parkway, Suite 400 Addison, Texas 75001 (972) 361-5000 Fax (972) 361-5926 www.staubach.com	The Staubach Company provides global coverage through DTX Staubach Tie Leung.